Exhibit 10.2

August 22, 2016

Via Email

David Yovanno

[Private Address]

Re: Terms of Separation

Dear Dave:

This letter confirms the agreement (“Agreement”) between you and Marin Software Incorporated (the “Company”) concerning the terms of your separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1. Separation from Employment: This Agreement confirms that effective August 26, 2016 (the “Termination Date”), your employment will terminate.

2. Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to the following terms:

a. Severance Payment: The Company will pay to you consideration equal to nine months of your monthly base salary in effect immediately prior to the Termination Date (the “Severance Payment”). The Severance Payment will be paid after the Effective Date as follows:

i. An amount equal to two months of base salary will be paid to you on the same schedule as regular payroll over the course of September and October 2016.

ii. An amount equal to seven months of base salary will be paid to you in a lump sum by November 15,2016.

iii. Reimbursement of fees payable to terminate your apartment lease in San Francisco.

iv. All amounts payable pursuant to this Agreement will be subject to all applicable taxes and withholding.

b. COBRA: Upon your timely election to continue your existing health benefits under COBRA following the Termination Date, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will reimburse you for the insurance premiums to continue your existing health benefits, provided that you provide evidence that you elected to continue benefits and that you paid the amounts for which you seek reimbursement, until the earlier of (A) May 31, 2017 or (B) the date on which you become eligible for health insurance coverage under another health insurance plan. You will remain responsible for, and must continue to pay, the portion of co-payments or other amounts that you would have paid under your existing health benefits had your employment continued.

c. At-Will Employment; Termination from Positions: As of the Termination Date, you acknowledge that you have been terminated from all positions you hold with the Company and its subsidiaries, and you relinquish any power of attorney given to you by the Company or its subsidiaries.

By signing below, you acknowledge that you are receiving the release consideration outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable), that you would not otherwise be entitled to the release consideration, and that you are not entitled to any other separation benefits.

3. Final Pay: On the Termination Date, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Termination Date. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.

4. Return of Company Property: You hereby warrant to the Company that, no later than the Termination Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control

5. Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. Without limiting the foregoing, you further confirm that you do not have documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.

6. Equity Grants:

a. Any equity grants made to you pursuant to the Company’s 2013 Equity Incentive Plan are governed by such plans and any equity grant agreements entered into by you and the Company (collectively, the “Equity Grant Agreements”).

b. Because your employment is terminating on the Termination Date, any unvested options to purchase Company stock and any unvested restricted stock units held by you will cease to vest. Per the Equity Grant Agreements, you will have three (3) months following the Termination Date to exercise any unexercised options that have vested as of the Termination Date (the “Vested Options”). After this date, you will no longer have a right to exercise the Vested Options as to any shares.

7. General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including pursuant to the Offer Letter. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, including pursuant to any employment agreement you have with the Company, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, claims for indemnity pursuant to the Indemnity Agreement between you and the Company, the Company’s certificate of incorporation, and the Company’s restated bylaws, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b. Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Cooperation and Non-disparagement: During the six-month period following your cessation of employment, you shall cooperate with the Company in every reasonable respect and shall use your best efforts to assist the Company with the transition of your duties to your successor. You further agree that, during the six-month period, you shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors, or the Company’s officers and employees. The Company agrees that, during the same six-month period, its current officers shall not in any way or by any means disparage you. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

10. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with Exhibit A and the Equity Grant Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

18. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Paragraph 2(b) will be provided only at the end of that seven (7) day revocation period

19. Effective Date: This Agreement is effective on the date both parties sign where indicated below, provided that such date is before the expiration date indicated in Section 18 (the “Effective Date”).

If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above.

Sincerely,

Marin Software Incorporated

By:	/s/ Chris Lien
Chris Lien, CEO

READ, UNDERSTOOD AND AGREED

DocuSigned by:
/s/ David Yovanno	Date:	8/23/2016
David Yovanno
A636248D607042E

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

MARIN SOFTWARE INCORPORATED

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Marin Software Incorporated, a Delaware corporation (the “Corporation”), I hereby represent to, and agree with the Corporation as follows:

1. Purpose of Agreement. I understand that the Corporation is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Corporation to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Corporation, whether or not I am expected to create inventions of value for the Corporation.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Corporation all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Corporation will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Corporation, (ii) result from work performed by me for the Corporation, or (iii) relate to the Corporation’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Corporation and are hereby irrevocably assigned by me to the Corporation. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Corporation (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Corporation, I hereby grant to the Corporation a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Corporation, I hereby irrevocably transfer and assign to the Corporation: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Corporation. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Corporation under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Corporation under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Notwithstanding the foregoing, I will have the right to claim participation in the development, creation, or modification of the Assigned Inventions on my resume or in my curriculum vita; provided that I obtain Corporation’s approval for such disclosures before providing the disclosure to any third-party.

6. Assistance. I agree to assist the Corporation in every proper way to obtain for the Corporation and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Corporation’s Assigned Inventions in any and all countries. I will execute any documents that the Corporation may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Corporation, provided that the Corporation will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Corporation’s request on such assistance. I appoint the Secretary of the Corporation as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Corporation creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Corporation or a third party that relates to the business of the Corporation or to the business of any parent, subsidiary, affiliate, customer or supplier of the Corporation or any other party with whom the Corporation agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Corporation, except as may be necessary to perform my duties as an employee of the Corporation for the benefit of the Corporation. Upon termination of my employment with the Corporation, I will promptly deliver to the Corporation all documents and materials of any nature pertaining to my work with the Corporation and, upon the Corporation’s request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Corporation will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Corporation or use in the performance of my duties for the Corporation any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Corporation.

10. Efforts; Duty Not to Compete. I understand that my employment with the Corporation requires my undivided attention and effort during normal business hours. While I am employed by the Corporation, I will not, without the Corporation’s express prior written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Corporation; (ii) uses any Corporation information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Corporation’s business interest and causes a disruption of its operations.

11. Notification. I hereby authorize the Corporation to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employees/Consultants. During my employment with the Corporation and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Corporation for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Corporation, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Corporation if, in so doing, I use or disclose any

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trade secrets or proprietary or confidential information of the Corporation. I agree that the non-public names and addresses of the Corporation’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained by me during my employment, constitute trade secrets or proprietary or confidential information of the Corporation.

14. Name & Likeness Rights. I hereby authorize the Corporation to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Corporation’s business, such as marketing, advertising, credits, and presentations.

15. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Corporation may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Corporation.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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22. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Corporation to employ me for any stated period of time. I understand that I am an “at will” employee of the Corporation and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Corporation or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Corporation. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Corporation, which is May 7, 2014.

Marin Software Incorporated:		Employee:

By:	/s/ Bruce W. Dunlevie	/s/ David A. Yovanno
	Bruce W. Dunlevie	[Signature]
	Lead Independent Director	David A. Yovanno
Name [Please Print]

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Exhibit A

Prior Inventions Not Assigned to Corporation